Form 5

COMPANIES ACT OF BARBADOS
(Section 33 and 203)

ARTICLES OF AMENDMENT

1. Name of Company: **TWANGIZA (BARBADOS) LIMITED**

2. Company Number : 34117

3. The articles of the above named company are amended as follows

   The attached Schedules 1 and 2 are incorporated in this form

   The annexed Certified Copy of a Resolution in Writing of the sole Shareholder of Twangiza (Barbados) Limited is incorporated in this form.

Date:		Signature:		Title:	
	February 25, 2014		S. L. Greaves Stephen L. Greaves		Director

For Ministry use only

Company Number: 34117

Filed: 2014-02-25

REGISTERED ... CORPORATE AFFAIRS AND INTELLECTUAL PROPERTY OFFICE

COMPANIES ACT CHAPTER 308
(*Sections 33 and 203*)

TWANGIZA (BARBADOS) LIMITED
Company No. 34117

SCHEDULE TO ARTICLES OF AMENDMENT
(Form 5)

SCHEDULE 1

3. ***The classes and maximum number of shares the Company is authorised to issue:***

Pursuant to section 197(1)(d) and (e) of the Companies Act Cap. 308 of the laws of Barbados (the "**Act**"), the Articles of Incorporation of the Company are hereby amended to create a new class of shares, namely, 20,000 Preferred Shares without nominal or par value designated as Preferred Shares, and to change the rights privileges, restrictions and conditions attaching to the Common Shares so that the Company shall be authorised to issue:-

- an unlimited number of common shares without nominal or par value designated as Common Shares (the "***Common Shares***"); and
- 20,000 non-voting, redeemable preferred shares without nominal or par value designated as Preferred Shares (the "***Preferred Shares***").

1. **COMMON SHARES WITHOUT NOMINAL OR PAR VALUE**

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:-

1.1. Voting Rights:

1.1.1. Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Company and to vote thereat, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares shall be entitled to 1 vote in respect of each Common Share held by that holder.

1.2. Dividends

1.2.1. Subject to the prior rights of the holders of the Preferred Shares and to any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company, out of moneys properly

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

---

applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

1.3. Rights on Dissolution

1.3.1. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preferred Shares and to any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Company.

2. PREFERRED SHARES WITHOUT NOMINAL OR PAR VALUE

The rights, privileges, restrictions and conditions attaching to the Preferred Shares are as follows:-

2.1. Definitions

As used herein:

2.1.1. **"Affiliate"** means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the shares having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

2.1.2. **"Authorized Share Allocation"** means the pro rata allocation among the Holders of the number of Parent Shares reserved for conversions of the Preferred Shares in accordance with the Securities Purchase Agreement based on the number of Preferred Shares held by each Holder on the Issuance Date; provided that (A) in the event that a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

portion of such Holder's Authorized Share Allocation and (B) any Parent Shares reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders, pro rata based on the number of Preferred Shares then held by such remaining Holders.

2.1.3. "**Business Day**" means any day other than Saturday, Sunday or other day on which commercial banks in any of Toronto, Canada or The City of New York are authorized or required by law to remain closed.

2.1.4. "**Change of Control**" means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Securities of the Parent, the Other Issuer or the Company, as the case may be, in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Parent, the Other Issuer or the Company, as the case may be.

2.1.5. "**Common Securities**" means the Common Shares, the Other Issuer Shares and the Parent Shares.

2.1.6. "**Common Stock**" means the common shares of the Parent.

2.1.7. "**Contingent Obligation**" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

2.1.8. "**Dividend Rate**" means 8.0% per annum, provided, that the Dividend Rate for any Dividend Period for which the Company elects to defer the payment of Dividends pursuant to Section 2.3.2, shall be 10.0% per annum, provided,

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

further, that the applicable Dividend Rate shall be increased as of the occurrence an during the continuance of each of the following events by 2.0% per annum (or 4% per annum for the occurrence of both events): (i) a Triggering Event and (ii) a Euroclear Failure Event.

2.1.9. **"Dividend Period"** means each of: the period beginning on and including December 1 and ending on and including February 28/29; the period beginning on and including March 1 and ending on and including May 31; the period beginning on and including June 1 and ending on and including August 31; and the period beginning on and including September 1 and ending on and including November 30.

2.1.10. **"Euroclear Failure Event"** shall have the meaning attributed thereto in the Securities Purchase Agreement

2.1.11. **"Exchange Act"** means the Securities Exchange Act of 1934, as amended.

2.1.12. **"Fundamental Transaction"** means (i) that the Company shall, directly or indirectly, including through Subsidiaries, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, as applicable, or any of its respective "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its respective Common Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding Common Shares of the Company (2) 50% of the outstanding Common Shares of the Company calculated as if any Common Shares of the Company held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of Common Shares of the Company such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Common Shares of the Company or (d) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement)

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Shares of the Company (2) at least 50% of the outstanding Common Shares of the Company calculated as if any Common Shares of the Company held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such share purchase agreement or other business combination were not outstanding; or (3) such number of Common Shares of the Company such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Common Shares of the Company or (e) reorganize, recapitalize or reclassify the Common Shares, (ii) that the Company, as the case may be, shall, directly or indirectly, including through Subsidiaries in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares of the Company merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares of the Company (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares of the Company not held by all such Subject Entities as of the date of these Articles of Amendment calculated as if any Common Shares of the Company held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and Common Shares of the Company or other equity securities of the Company, applicable, sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company, applicable, to surrender their respective Common Shares without approval of the shareholders of the Company or (iii) that Company directly or indirectly, including through Subsidiaries in one or more related transactions, issues of or enters into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

270-52

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

REGISTERED CORPORATE AFFAIRS AND INTELLECTUAL PROPERTY OFFICE

2.1.13. **"Group"** means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

2.1.14. **"Holder"** means a holder of Preferred Shares of the Company.

2.1.15. **"Holiday"** means a day other than a Business Day or on which trading does not take place on the Principal Markets.

2.1.16. **"IFRS"** means International Financial Reporting Standards, as issued by the International Accounting Standards Board, consistently applied.

2.1.17. **"Indebtedness"** of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with IFRS (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with IFRS, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

2.1.18. **"Indenture"** means that certain Indenture dated as of March 2, 2012 among the Parent, the Guarantors named on the signature pages thereto and Equity Financial Trust Company, as Trustee and Collateral Agent for the issuance of 10% Senior Secured Notes due 2017.

2.1.19. **"Liquidation Event"** means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

2.1.20. **"Maturity Date"** means June 1, 2017, unless extended pursuant to Section 2.4.3.

2.1.21. **"Other Articles of Incorporation"** means the Articles of Incorporation, as amended from time to time, of Namoya (Barbados) Limited attached as Exhibit A to the Securities Purchase Agreement.

2.1.22. **"Other Issuer"** means Namoya (Barbados) Limited, a company incorporated and existing under the Companies Act, Cap.308 of the laws of Barbados.

2.1.23. **"Other Issuer Shares"** means the common shares without nominal or par value, of the Other Issuer.

2.1.24. **"Other Preferred Shares"** means those certain preferred shares, without nominal or par value, designated by the Other Issuer as "Preferred Shares" issued on the Issuance Date with the rights, privileges, restrictions and conditions set forth in the Other Articles of Incorporation.

2.1.25. **"Parent"** means Banro Corporation, a corporation governed by the *Canada Business Corporations* Act, as amended.

2.1.26. **"Parent Entity"** of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common shares or equivalent equity security is quoted or listed on an exchange (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

2.1.27. **"Parent Shares"** means the common shares, no par value, of the Parent.

2.1.28. **"Principal Markets"** means the Toronto Stock Exchange and NYSE MKT LLC.

2.1.29. **"Person"** means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

2.1.30. **"Redemption Date"** means, collectively, the date of the consummation of a Liquidation Event, the Maturity Date, a Triggering Event Redemption Date and an Indenture Change of Control Redemption Date, each of the foregoing, individually, a Redemption Date.

2.1.31. **"Redemption Notice"** means, collectively, a Notice of Triggering Event Redemption and an Indenture Change of Control Redemption Notice, each of the foregoing, individually, a Redemption Notice.

2.1.32. **"Redemption Prices"** means, collectively, the Liquidation Preference, the Triggering Event Redemption Price and the Indenture Change of Control Redemption Price, each of the foregoing, individually, a Redemption Price.

2.1.33. **"Required Holders"** means the holders of a majority of the outstanding Preferred Shares.

2.1.34. **"Securities Purchase Agreement"** means that certain securities purchase agreement to be entered into by and among the Parent, the Company, the Other Issuer and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

2.1.35. **"Stated Value"** means, per Preferred Share, the sum of (i) US$1,000 per Preferred Share, subject to adjustment for share splits, share dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse share splits or other similar events relating to the Preferred Shares after the

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

Subscription Date and (ii) any Capitalized Dividends with respect to such Preferred Share.

2.1.36. **"Subject Entity"** means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

2.1.37. **"Subscription Date"** means the date that the Securities Purchase Agreement is executed.

2.1.38. **"Subsidiary"** means, with respect to the Company, any entity in which the Company, directly or indirectly, owns any of the capital shares or holds an equity or similar interest.

2.1.39. **"Successor Entity"** means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

2.1.40. **"Trading Day"** means a day on which the Parent Shares are traded on the Principal Markets.

2.1.41. **"Transaction Documents"** shall have the meaning ascribed to such term in the Securities Purchase Agreement.

2.2. Voting Rights

2.2.1. The holders of the Preferred Shares shall not be entitled as such (except as hereinafter specifically provided and except as otherwise provided by applicable law) to receive notice of or to attend any meeting of the shareholders of the Company and, except as hereinafter specifically provided and except as otherwise provided by applicable law, shall not be entitled to vote at any such meeting provided that each holder of a Preferred Share will be entitled to vote on matters which holders of such class are entitled to vote (to the extent so entitled by the Company's Articles of Incorporation) and shall have 1 vote for each Preferred Share held

2.2.2. In addition to the authorisation by special resolution (and without limitation of the rights of the holders of Preferred Shares to vote as a class in accordance with the Companies Act or any other provision herein), the holders of the Preferred Shares

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

as a class, shall be entitled to vote separately, as a class upon (a) a proposal to increase the maximum number of authorised Preferred Shares, (b) a proposal for the Company to enter into a Fundamental Transaction, and (c) a proposal for the Company to approve any Subsidiary entering into a Fundamental Transaction. No increase in the maximum number of authorised Preferred Shares or for the Company entering into a Fundamental Transaction or for the issue of any approval by the Company to any Subsidiary entering into a Fundamental Transaction may be made without the consent and approval of the holders of Preferred Shares. The consent and approval of the Holders of the Preferred Shares as a class, shall be given where such proposal receives the consent of the Required Holders voting together as a single class.

2.3. Dividends

2.3.1. From and after the first date of issuance of any shares of Preferred Shares (the "**Issuance Date**"), the holders of Preferred Shares (each, a "**Holder**" and collectively, the "**Holders**") shall be entitled to receive cumulative preferred dividends ("**Dividends**") per Preferred Share, in arrears at the Dividend Rate on the Stated Value (including, without limitation, all Capitalized Dividends (as defined below), if any, on such Preferred Shares) and such Dividends are required to be paid before any dividends shall be declared, set apart for or paid upon the Common Shares or any other shares ranking on liquidation junior to the Preferred Shares (such shares being referred to hereinafter collectively as "**Junior Shares**") in any year.

2.3.2. Dividends on the Preferred Shares shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in cash (i) in arrears for each Dividend Period on the last day of February, May, August and November of each calendar year or, if any such date falls on a Holiday, the next day that is not a Holiday (each such date, a "**Dividend Date**"), (ii) on the Maturity Date, (iii) upon a Liquidation Event, (iv) upon a Triggering Event Redemption Date (as defined in Section 2.6.2.4) and (v) upon an Indenture Change of Control Redemption Date (as defined in Section 2.6.1.3); provided, however, that if, as of the applicable Dividend Date, neither the Company nor any Guarantor named on the signature pages of the Indenture is, or has been, in default under the Indenture after the Issuance Date, the Company may elect to defer the payment of Dividends on any of the first four (4) Dividend Dates due pursuant to this Section 2.3 to the Maturity Date (any Dividends so deferred, the "**Deferred Dividends**"). Deferred Dividends, after such election, may be paid by issuing

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

fully paid Preferred Shares of the Company and the value of the Deferred Dividend shall be added to the stated capital account maintained for the Preferred Shares as of such Dividend Date (the **"Capitalized Dividends"**). The Company shall deliver a written notice to each Holder of Preferred Shares no later than 10 Business Days prior to each of the first 4 Dividend Dates if the Dividends on such Dividend Date are to be deferred to the Maturity Date. Dividends on the Preferred Shares shall be cumulative and shall continue to accrue once declared and provided that in any fiscal year there shall be net profits or surplus available for the payment of Dividends in such fiscal year, so that if in any fiscal year or years, Dividends in whole or in part are not paid upon the Preferred Shares, unpaid Dividends shall accumulate as against the holders of the Junior Shares.

2.3.3. The Company shall not, without the prior written consent of the Required Holders, declare or pay any dividend on Junior Shares as long as there are accrued and unpaid Dividends on the Preferred Shares.

2.4. Rights on Dissolution

2.4.1. Subject to applicable laws, upon any Liquidation Event or on the Maturity Date, the Holders shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred shares of the Company ranking on liquidation prior and in preference to the Preferred Shares (such preferred shares being referred to hereinafter as **"Senior Preferred Shares"**) but before any payment shall be made to the holders of Junior Shares, an amount in cash by wire transfer of immediately available funds to an account designated in writing by such Holder equal to a price per share equal to the sum of (i) the Stated Value and (ii) accrued and unpaid Dividends (other than Capitalized Dividends already included in the Stated Value) (the **"Liquidation Preference"**).

2.4.2. If upon any such Liquidation Event or the Maturity Date, the remaining assets of the Company available for the distribution to its shareholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Shares shall be insufficient to pay the holders of shares of Preferred Shares the full amount to which they shall be entitled, the holders of shares of Preferred Shares and any class of shares ranking on liquidation on a parity with Preferred Shares, shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

2.4.3. If the Company has failed to pay the Liquidation Preference in a timely manner as described above, then the Maturity Date may be extended at the option of any Holder for any Preferred Shares held by such Holder until the date such Holder receives the applicable Liquidation Preference. The Maturity Date may also be extended at the option of any Holder for any Preferred Shares held by such Holder (i) in the event that, and for so long as, a Triggering Event (as defined in Section 2.6.2.1) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2.4.3) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2.4.3) that with the passage of time and the failure to cure would result in a Triggering Event and (ii) through the date that is 10 Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or an Indenture Change of Control Notice (as defined in Section 2.6.1.1) is delivered prior to the Maturity Date.

2.4.4. Except as explicitly permitted in these Articles, the Company shall not have the right to require any Holder to redeem any of its outstanding Preferred Shares or any unpaid and accrued Dividends thereon.

2.4.5. If the Company fails to timely pay the Liquidation Preference for Preferred Shares outstanding on the consummation of a Liquidation Event or on the Maturity Date, as applicable, then, in addition to any remedy such Holder may have under any Transaction Document, the applicable Liquidation Preference payable in respect of such outstanding Preferred Shares shall bear interest at the rate of 10.0% per annum (prorated for partial years), until paid in full.

2.4.6. Each Holder's right to receive payment of the Liquidation Preference under this Section 2.4 shall only be permitted upon the later of (i) the date of the Liquidation Event or the Maturity Date, as applicable, and (ii) the earliest of (A) the date that is 92 days after the final maturity date of the Notes (as defined in the Indenture as in effect of the Subscription Date), (B) the date that is 92 days after the date that the Notes are no longer outstanding and (C) the earliest date permitted pursuant to the terms of the Indenture without the Preferred Shares being deemed to be "Disqualified Stock" (as defined in the Indenture, as then in

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

effect on the date of determination after given effect to any amendments, modifications or waivers of the provisions thereof).

2.4.7. After the Company has satisfied its obligations to pay the Holders of the Preferred Shares the Liquidation Preference per Preferred Share pursuant to Section 2.4.1, such Holders shall not be entitled to share in any further distribution of the assets of the Company.

2.5. **Purchase by Company**

2.5.1. Subject to applicable laws, as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any references herein shall be read as referring to such amended, re-enacted or replaced provisions), the Company may at any time and from time to time purchase the Preferred Shares for cancellation at the lowest price or prices at which, in the option of the board of directors of the Company, such shares are obtainable. With respect to the Preferred Shares held by the Parent, the price for such Preferred Shares may, at the option of the board of directors, be paid and satisfied by the issuance of Common Shares of the Company.

2.6. **Redemption**

2.6.1. **Redemption at the Option of the Holder - Change of Control**.

2.6.1.1. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control (as defined in the Indenture in effect as of the Subscription Date) (an "**Indenture Change of Control**"), but not prior to the public announcement of such Indenture Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (an "**Indenture Change of Control Notice**") setting forth a description of such transaction in reasonable detail and the anticipated Indenture Change of Control Redemption Date (as defined below) if then known.

2.6.1.2. At any time during the period beginning after a Holder's receipt of an Indenture Change of Control Notice and ending on the date that is 20 Trading Days after the consummation of such Indenture Change of Control, such Holder may require the Company to redeem all or any portion of such Holder's Preferred Shares by delivering written notice thereof (an "**Indenture Change of Control Redemption Notice**") to the

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

Company, which Indenture Change of Control Redemption Notice shall indicate the number of Preferred Shares the Holder is electing to redeem.

2.6.1.3. Any Preferred Shares subject to redemption pursuant to this Section 2.6.1 shall be redeemed by the Company in cash at a price per share equal to 125% of the Stated Value plus accrued and unpaid Dividends (other than Capitalized Dividends already included in the Stated Value) (the "**Indenture Change of Control Redemption Price**"). The Company shall make payment of the Indenture Change of Control Redemption Price concurrently with the consummation of such Indenture Change of Control if such an Indenture Change of Control Redemption Notice is received prior to the consummation of such Indenture Change of Control and otherwise within 5 Trading Days after the Company's receipt of such notice (the "**Indenture Change of Control Redemption Date**").

2.6.1.4. In the event that the Company does not pay the Indenture Change of Control Redemption Price on the Indenture Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 2.6.3.

2.6.1.5. Notwithstanding anything to the contrary in this Section 2.6.1, until the Indenture Change of Control Redemption Price (together with any interest thereon) is paid in full, the Preferred Shares submitted for redemption under this Section 2.6.1 (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to the Securities Purchase Agreement.

2.6.1.6. Unless otherwise allowed pursuant to the terms of the Indenture without the Preferred Shares being deemed to be "**Disqualified Stock**" (as defined in the Indenture, as in effect on the applicable date of determination, after giving effect to any amendments, modifications and/or waivers of the provisions thereof), each Holder's right to receive payment of an Indenture Change of Control Redemption Price under this Section 2.6.1 shall only be permitted to the extent such payment is made after compliance with the provisions of Section 4.14 and 4.07 of the Indenture (as in effect on the date of the Subscription Date).

2.6.2. <u>**Redemption at the Option of the Holder - Triggering Event**</u>.

2.6.2.1. A "**Triggering Event**" shall be deemed to have occurred at such time as any of the following events:

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

2.6.2.1.1. the suspension from trading or failure of the Parent Shares to be listed on either of the Principal Markets;

2.6.2.1.2. Parent's (A) failure to deliver the Parent Shares on or prior to the Share Delivery Date (as defined in the Securities Purchase Agreement) or (B) the Parent's notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for the exchange of any Preferred Shares for Parent Shares that is tendered in accordance with the provisions of the Securities Purchase Agreement;

2.6.2.1.3. at any time a Holder's Authorized Share Allocation is less than the number of Parent Shares that such Holder would be entitled to receive upon an exchange of all of the Preferred Shares for Parent Shares in accordance with the provisions of the Securities Purchase Agreement;

2.6.2.1.4. the Company's or the Parent's failure to pay to the Holder any amounts when and as due pursuant to the Articles of Incorporation of the Company or any other Transaction Document, including, without limitation, the payment of Dividends, whether or not declared by the Board and whether or not there are funds legally available therefor. on each Dividend Date; provided, that such failure continues for a period of at least 5 Business Days; provided, further, that the Company's requirement to pay the Liquidation Preference on the consummation of a Liquidation Event or on the Maturity Date shall not be subject to such cure period;

2.6.2.1.5. any default under, redemption of or acceleration prior to maturity of any Indebtedness or preferred shares of the Company. the Parent and/or any of their respective Subsidiaries in excess of US$500,000 in the aggregate, provided that such default continues for a period of at least 5 Business Days;

2.6.2.1.6. the failure of the Company to pay Dividends (other than Deferred Dividends pursuant to the terms and conditions of Section 2.3.1) with respect to the Preferred Shares as required pursuant to Section 2.3, provided that such failure continues for a period of at least 3 Business Days;

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

2.6.2.1.7. the Company, the Parent or any of their respective Subsidiaries, pursuant to or within the meaning of the Bankruptcy and Insolvency Act, Cap.303, Barbados, Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, "**Bankruptcy Law**"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "**Custodian**"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

2.6.2.1.8. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company, the Parent or any of their respective Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company, the Parent or any of their respective Subsidiaries or (C) orders the liquidation of the Company, the Parent or any of their respective Subsidiaries;

2.6.2.1.9. a final judgment or judgments for the payment of money aggregating in excess of US$1,000,000 are rendered against the Company, the Parent or any of their respective Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the US$1,000,000 amount set forth above so long as the Company provides the Holders with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company, the Parent or any of their respective Subsidiaries will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

2.6.2.1.10. the Company or the Parent breaches any representation, warranty, covenant or other term or condition of any Transaction Document, provided that such breach of any covenant which is curable continues for a period of at least 5 Business Days;

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

2.6.2.1.11. there occurs a Change of Control; or

2.6.2.1.12. any Triggering Event (as defined in the Other Articles of Incorporation) occurs with respect to any Other Preferred Shares.

2.6.2.2. <u>**Redemption Option Upon Triggering Event**</u>. In addition to all other rights of the Holders contained herein, after the occurrence of a Triggering Event, each Holder shall have the right, to the extent permitted by the Indenture, at such Holder's option, to require the Company to redeem all or any portion of such Holder's Preferred Shares at a price per share in cash equal to 100% (except, with respect to a Triggering Event under Section 2.6.2.1.11 above, 125%) of the Stated Value plus accrued and unpaid Dividends (other than Capitalized Dividends already included in the Stated Value) (the "**Triggering Event Redemption Price**").

2.6.2.3. Within 2 Business Days after the occurrence of a Triggering Event, the Company shall deliver, or shall cause the Parent to deliver, written notice thereof via facsimile and overnight courier ("**Notice of Triggering Event**") to each Holder. At any time after the earlier of (i) a Holder's receipt of a Notice of Triggering Event and (ii) a Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("**Notice of Triggering Event Redemption**") to the Company, which Notice of Triggering Event Redemption shall indicate the number of Preferred Shares that such Holder is electing to redeem.

2.6.2.4. Upon the Company's receipt of a Notice of Triggering Event Redemption from any Holder, the Company shall within 2 Business Days of such receipt notify each other Holder by facsimile of the Company's receipt of such notice(s) (a "**Triggering Event Notice**"). The Company shall deliver on the 10th Business Day after the Company's receipt of a Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to such Holder that delivered a Notice of Triggering Event Redemption, provided that the Company shall deliver on the 10th Business Day after the Company's receipt of the first Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Triggering Event Redemption prior to the 10th Business Day after the Company's receipt of the first Notice of

Date	Signature	Title
February 25, 2014	S L. Greaves (signature) Stephen L. Greaves	Director

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Triggering Event Redemption (such date, the **"Triggering Event Redemption Date"**).

2.6.2.5. In the event that the Company does not pay the Triggering Event Redemption Price on the Triggering Event Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 2.6.3.

2.6.2.6. Notwithstanding anything to the contrary in this Section 2.6.2, until the Triggering Event Redemption Price (together with any interest thereon) is paid in full, the Preferred Shares submitted for redemption under this Section 2.6.2 (together with any interest thereon) may be acquired, in whole or in part, by the Company for cancellation and the Holder shall be entitled to Common Stock pursuant to the Securities Purchase Agreement.

2.6.2.7. Any Holder that requires the Company to redeem all or any portion of its Preferred Shares pursuant to this Section 2.6.2 shall, as soon as practicable, deliver such certificate to the Company for cancellation; provided, however, that the Company's requirement to deliver Triggering Event Notices or the Triggering Redemption Price shall not be delayed or suspended until the Company receives such certificate.

2.6.2.8. Each Holder's right to receive payment of a Triggering Event Redemption Price under this Section 2.6.2 shall only be permitted upon the later of (i) the date of the applicable Triggering Event, as applicable, and (ii) the earliest of (A) the date that is 92 days after the final maturity date of the Notes (as defined in the Indenture as in effect of the Subscription Date), (B) the date that is 92 days after the date that the Notes are no longer outstanding and (C) the earliest date permitted pursuant to the terms of the Indenture without the Preferred Shares being deemed to be "Disqualified Stock" (as defined in the Indenture, as then in effect on the date of determination after given effect to any amendments, modifications or waivers of the provisions thereof).

2.6.3. **Void Redemption.**

2.6.3.1. In the event that the Company does not pay a Redemption Price within the time period set forth in these Articles, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "**Void Redemption Notice**"). Upon the Company's receipt of such Void Redemption Notice, (i) the applicable Redemption Notice shall be null and void with respect to the Preferred Shares subject to the Void Redemption Notice and (ii) the Company shall immediately return any certificates representing the Preferred Shares subject to the Void Redemption Notice.

2.6.3.2. A Holder's delivery of a Void Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice.

2.6.3.3. In the event of a redemption pursuant to Section 2.6.1 or 2.6.2.2 of less than all of the Preferred Shares represented by a particular Preferred Share certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Share certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

2.6.4. **Cancellation of Preferred Shares**

Any Preferred Shares redeemed or acquired by the Company shall be cancelled and shall not be restored as authorised and unissued shares in the capital of the Company.

3. **INSUFFICIENT ASSETS.**

3.1. If upon a Redemption Date or a Dividend Date, the assets of the Company are insufficient to pay the applicable Redemption Price or Dividends, as applicable, for each Preferred Share, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price or Dividends, as applicable, (ii) either (A) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Preferred Shares that it can redeem on such date or (B) pay Dividends out of all such assets available therefor on the applicable Dividend Date the maximum Dividends that it can pay on such date, as applicable, pro rata among the Holders in proportion to the aggregate number of Preferred Shares then held by each such Holder on the applicable Redemption Date or Dividend Date, as applicable and (iii) following the applicable Redemption Date or Dividend Date, as applicable, at any time and from time to time when additional assets of the Company become available to redeem the remaining Preferred Shares or pay the unpaid Dividends, as applicable, the Company shall use such assets, at the end of the then

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

REGISTERED CORPORATE AFFAIRS AND INTELLECTUAL PROPERTY OFFICE

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current fiscal quarter, to redeem the balance of such Preferred Shares or pay the balance of such unpaid Dividends, as applicable, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price or Dividend Rate, as applicable, and such assets will not be used prior to the end of such fiscal quarter for any other purpose.

3.2. Dividends on Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems such Preferred Shares.

3.3. Dividends Preferred Shares that have not been paid shall accrue interest at a rate of 2.0% per annum (prorated for partial years) until such time as the Company pays such unpaid Dividends.

3.4. The Company shall pay to each Holder the applicable Redemption Price or Dividends, as applicable, for each Preferred Share unless expressly prohibited by applicable law.

4. NOTICES

4.1. Whenever notice or other communication is required to be given under these Articles, unless otherwise provided herein, such notice shall be given in accordance with such contact information provided by each Holder to the Company and set forth in the register for the Preferred Shares maintained by the Company as contemplated in the Securities Purchase Agreement.

4.2. The Company shall give written notice to each Holder at least 10 Business Days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Shares or (ii) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

Date	Signature	Title
February 25, 2014	Stephen L. Greaves	Director

COMPANIES ACT CHAPTER 308
(*Sections 33 and 203*)

TWANGIZA (BARBADOS) LIMITED
Company No. 34117

SCHEDULE TO ARTICLES OF AMENDMENT
(Form 5)

SCHEDULE 2

6. ***Other provisions if any***

Pursuant to section 197(1)(m) of the Act, the Articles of Incorporation of the Company are hereby amended to add the following provisions to the existing provisions of section 6 of the Articles:-

The rights of the Holders of Preferred Shares are to be interpreted and construed to the maximum extent possible in a manner consistent with the obligations of the Company in the Securities Purchase Agreement (as defined in Schedule 1 to these Articles of Amendment including all exhibits and scheduled thereto (other than the terms of Schedule 1 to these Articles of Amendment to the extent annexed thereto or incorporated therein)) (the "**SPA**").

In the event that any of the terms of the Articles conflict with the obligations of the Company in the SPA, the shareholders shall take all action necessary to amend these Articles to ensure conformity and consistency with the obligations of the Company under the SPA.

270352

Date	Signature	Title
February 25, 2014	S. L. Greaves Stephen L. Greaves	Director

CERTIFIED COPY OF A RESOLUTION IN WRITING OF THE SOLE SHAREHOLDER DATED FEBRUARY 24, 2014 OF
TWANGIZA (BARBADOS) LIMITED
Company No. 34117
(the "Company")

"<u>AMENDMENT OF ARTICLES OF INCORPORATION</u>

WHEREAS the Company proposes to enter into a Securities Purchase Agreement, a draft of which is attached hereto as Appendix "A" (the "**Agreement**") among Namoya (Barbados) Limited, Banro Corporation and the investors listed (the "**Buyers**") on the Schedule of Buyers attached to the Agreement.

AND WHEREAS the Company proposes to issue and sell to the **Buyers**, 20,000 preferred shares without nominal or par value in the capital of the Company;

AND WHEREAS the Company must therefore amend its Articles of Incorporation to create a new class of preferred shares and to change the rights, privileges, restrictions and conditions attaching to the common shares.

BE IT RESOLVED THAT:

1. The Articles of Incorporation of the Company be amended in accordance with the Articles of Amendment substantially in the form attached hereto as Appendix "B" or in such form or with such changes as may be required by the Registrar of Companies.

2. Any one of the directors of the Company be authorised on behalf of the Company to sign and deliver the Articles of Amendment to the Corporate Affairs and Intellectual Property Office."

I, Stephen L. Greaves, Director of Twangiza (Barbados) Limited HEREBY CERTIFY that the foregoing is a true copy of a resolution in writing of the sole shareholder dated February 24, 2014 and that the resolution set forth above was duly passed in accordance with the Articles and By-Laws of the Company and that such resolution is still in full force and effect unamended.

Dated: February 25, 2014.

S. L. Greaves

Stephen L. Greaves